Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form F-1 filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated February 23, 2021, with respect to the consolidated balance sheets of Jiuzi Holdings, Inc. and its subsidiaries as of October 31, 2020 and 2019, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years ended October 31, 2020 and 2019, and the related notes (“collectively referred to as financial statements”) that was included in Amendment No. 6 of the Registration Statement on Form F-1 (No. 333-248416) filed with U.S. Securities and Exchange Commission on April 28, 2021.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
May 17, 2021	Certified Public Accountants